Exhibit 99.1

GOLDEN MINERALS ANNOUNCES STRATEGIC PRIVATE PLACEMENT

GOLDEN—(MARKETWIRE)—December 30, 2009—Golden Minerals Company (“Golden Minerals” or the “Company”) (TSX:AUM; PK:GDMN) is pleased to announce that the Company has entered into an agreement to sell, on a private placement basis, 745,318 shares of common stock of the Company to The Sentient Group (“Sentient”), an independent private equity firm that manages over $1.3 billion of investments in the global resources industry, at a price of C$7.06 per share.  Upon closing of the placement, Sentient will become the Company’s largest stockholder, holding 19.9% of the Company’s unrestricted common stock.  Completion of the transaction is subject to several customary closing conditions, including final Toronto Stock Exchange (“TSX”) approval.  The proceeds of this offering will be used primarily for the advancement of the El Quevar project, the Company’s advanced stage silver exploration project in northwestern Argentina.

The Company and Sentient have been in discussions since April 2009 regarding a potential investment in the Company.  The price of the placement was established on December 7, 2009 under price protection rules of the TSX and reflects a premium to the 5-day volume weighted average price on that day.

As part of the placement, Sentient will have the right to purchase additional shares concurrent with the Company’s proposed public offering pursuant to a long form prospectus that has been filed with securities administrators in certain provinces in Canada and a Registration Statement on Form S-1 that has been filed with the Securities and Exchange Commission in the United States (the “Public Offering”).  Sentient has expressed its intention to purchase an amount of common stock necessary to maintain its pro-rata ownership concurrent with the closing of the Public Offering.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the private placement purchase of common stock of the Company by Sentient, the proposed use of proceeds from the private placement and Sentient’s intention to purchase common stock concurrent with the proposed Public Offering to maintain its pro rata ownership.  Factors that could cause actual results to differ materially include the approval of the private placement by the TSX and the parties’ satisfaction of other closing conditions, whether the Company commences or completes the proposed Public Offering, whether Sentient purchases additional common stock concurrent with the Public Offering and how much common stock it purchases, and changes in U.S. and Canadian capital markets.  In addition, the Company has broad discretion in its use of proceeds from the private placement and may decide to use the proceeds for other purposes based on valid business considerations.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K of its predecessor for reporting purposes under the securities laws, Apex Silver Mines Limited, for the year ended December 31, 2008.

For additional information please contact:

Golden Minerals Company

Jerry W. Danni, (303) 839-5060

Sr. Vice President Corporate Affairs

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907